FIRST AMENDMENT TO
                             EMPLOYMENT AGREEMENT

      This First Amendment to the Employment Agreement made as of February 1, 1998 (the "Agreement") between American General Corporation, a Texas corpora-tion (the "Company") and Jon P. Newton (the "Executive") is made on April 30, 1998.

      1. Section 8(e)(ii) of the Agreement is hereby amended by the addition of the following new paragraph at the end thereof:

            "If the Executive is projected to attain Normal Retirement Age while he is employed by the Company and while he holds shares of the Company's common stock which were granted to him by the Company and which remain subject to forfeiture restrictions ("Restricted Shares"), then, on the December 31st immediately preceding the calendar year in which Normal Retirement Age is projected to be attained, the Executive's Restricted Shares shall automatically convert into an equal number of Restricted Share Units, as to which payment will be postponed until the date of the Executive's actual termination of employment. While the Restricted Share Units are outstanding, the Executive will be credited with dividend equivalents on the Restricted Share Units, which dividend equivalents will be converted into additional Restricted Share Units. During any period in which the Executive has Restricted Share Units pursuant to this paragraph, for purposes of each provision of each document evidencing the grant of the original Restricted Shares and any plan under which they were granted and for purposes of the first paragraph of this Section 8(e)(ii), the Restricted Share Units shall be treated in a manner substantially equivalent to the treatment of Restricted Shares set forth in each such provision (except that there shall be no voting rights with respect to Restricted Share Units). When payment of any Restricted Share Units is made, it will be made in unrestricted shares of the common stock of the Company, except that any fractional share may be paid in cash."

      2. Section 22(c) of the Agreement is hereby amended by the addition of the following sentence at the end thereof:

      "Notwithstanding the foregoing provisions of this Section 22(c), if the annual bonus earned by the Executive in respect of the calendar year ending immediately prior to the calendar year in which occurs the Date of Termination (the Executive's "Last Annual Bonus") shall be higher than the average annual bonus calculated in accordance with such foregoing provisions, then, for all purposes of this Agreement, the "Average Annual Bonus" shall be deemed to be equal in amount to the Executive's Last Annual Bonus.

      3. As amended by this First Amendment, the Agreement is hereby specifi-cally ratified and reaffirmed.
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      IN WITNESS WHEREOF, the parties hereto have executed this First Amend-
ment on April 30, 1998.

                             AMERICAN GENERAL CORPORATION


                              By       /S/ LARRY D. HORNER
                                  Name:   Larry D. Horner
                                  Title:  Chairman of the
                                        Personnel Committee


                                        /S/ JON P. NEWTON
                                    Jon P. Newton


































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